Exhibit 99.1
PRESS RELEASE

Contact:	Investors:
Kevin C. O’Boyle	Stephan S. Ogilvie
EVP & Chief Financial Officer	Sr. Dir., Business Development & Investor Relations
NuVasive, Inc.	NuVasive, Inc.
858-909-1998	858-638-5556
investorrelations@nuvasive.com	investorrelations@nuvasive.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NuVasive Announces Investment in Novel Orthobiologic Company
SAN DIEGO, January 13, 2009 - NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today that it has agreed to make an investment in Progentix Orthobiology BV, a Netherlands based company focused on developing novel orthobiologics.
This investment marks NuVasive’s third strategic transaction in the biologics arena, amplifying the company’s offering with a synthetic bone substitute technology that has the potential to compete with any biologic on the market today. Progentix is developing a synthetic bone substitute that is designed to accelerate bone healing through a novel micro-structure created by a proprietary manufacturing process.
NuVasive does not expect significant revenue contribution from Progentix in 2009, but anticipates sales of the initial product offering will ramp towards $10 million in 2010 and increase to $30 million over the next several years. If Progentix preclinical and clinical outcomes are successful, NuVasive believes the expanded product platform could exceed $100 million in annual revenue. NuVasive anticipates that the Progentix investment will be dilutive in 2009 and accretive in 2010 and beyond.
Alex Lukianov, Chairman and CEO of NuVasive said, “Progentix’s impressive preclinical data attracted us to this unique technology. We believe there is a large product gap in the $1 billion orthobiologics market between BMP and commodity synthetic and allograft bone graft extenders. The

Progentix material, along with Osteocel® Plus, will allow NuVasive to offer its surgeon customers superior products, both synthetic and human-derived, that fill an important market need, command premium pricing to commodity bone graft products, and build on our FormaGraft® Collagen Bone Graft Matrix product line. The investment structure simultaneously provides funding and motivation for Progentix to continue their groundbreaking preclinical and development efforts and secures NuVasive’s long term rights to this novel technology.”
The initial commitment will be $15 million in cash, consisting of a $10 million equity purchase from Progentix shareholders and a $5 million loan used to fund ongoing clinical and regulatory efforts. Upon accomplishment of the complete set of pre-defined development milestones, NuVasive will be obligated to purchase the remaining equity of Progentix for $45 million (with additional potential payments of up to $25 million upon the achievement of additional milestones and based upon NuVasive’s sales success). In addition, NuVasive obtained exclusive worldwide distribution rights as well as an exclusive option to purchase all of Progentix under certain circumstances.
The Progentix product portfolio currently consists of a novel family of calcium phosphate synthetic bone substitutes. The Progentix granules have demonstrated osteoinductive-like properties in preclinical models and require FDA clearance via a 510(k) pathway. A putty formulation of the product is currently under development.
About NuVasive
NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused on applications in the over $4.6 billion U.S. spine fusion market. The Company’s current principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS®, as well as a growing offering of biologics, cervical and motion preservation products.
The MAS platform offers advantages for both patients and surgeons such as reduced surgery and hospitalization time and faster recovery. MAS combines three categories of current product offerings: NeuroVision® a proprietary software-driven nerve avoidance system; MaXcess® a unique split-blade design retraction system; and specialized implants, like SpheRx® and CoRoent®, that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. NuVasive’s product offering is also focused on cervical internal fixation products and its R&D pipeline emphasizes both MAS and motion preservation. NuVasive’s Biologic product portfolio includes FormaGraft, Osteocel Plus, and the Progentix products, all of which are intended to facilitate fusion and complement the core fixation products.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that development efforts related to the Progentix products will prove unsuccessful and the products will not have value to NuVasive; risks associated with managing our investment in Progentix; the risk that significant additional capital or time may be required to develop the Progentix products; the uncertain process of seeking regulatory approval or clearance for

NuVasive’s or Progentix’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
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